Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

TRIUMPH BANCORP, INC.

Pursuant to the provisions of the Texas Business Organizations Code (the “TBOC”), Triumph Bancorp, Inc., a Texas for-profit corporation (the “Corporation”), hereby adopts this Second Amended and Restated Certificate of Formation (the “Second Amended and Restated Certificate”), which accurately copies the Amended and Restated Certificate of Formation and all amendments thereto that are in effect to date and as further amended by this Second Amended and Restated Certificate as hereinafter set forth.

1. The name of the Corporation is Triumph Bancorp, Inc. The file number issued to the Corporation by the Secretary of State is 800267139. The date of formation of the Corporation was November 10, 2003.

2. Each such amendment made by this Second Amended and Restated Certificate has been made in accordance with the provisions of the TBOC.

3. Articles IV, VII, X, XI and XII of the Amended and Restated Certificate of Formation are each amended and restated in their entirety to read as set forth in Articles IV, VII, X, XI, XII and XIII of this Second Amended and Restated Certificate.

4. This Second Amended and Restated Certificate does not contain any other change in the Amended and Restated Certificate of Formation other than omissions allowed by Section 3.059 of the TBOC.

5. This Second Amended and Restated Certificate was adopted, approved and effected in conformity with the provisions of the TBOC and the constituent documents of the Corporation.

6. This Second Amended and Restated Certificate shall become effective upon filing with the Secretary of State of the State of Texas.

7. This Second Amended and Restated Certificate of Formation amends and restates the Amended and Restated Certificate of Formation to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Triumph Bancorp, Inc. (the “Corporation”).

ARTICLE II

TYPE OF ENTITY

The Corporation is a for-profit corporation.

ARTICLE III

PURPOSE

The purpose or purposes for which the Corporation is formed are all lawful purposes for which for-profit corporations may be formed under the Texas Business Organizations Code (“TBOC”).

ARTICLE IV

AUTHORIZED SHARES

A. The Corporation is authorized to issue two (2) classes of shares designated “Common” and “Preferred.” The aggregate number of shares of all classes which the Corporation is authorized to issue is Fifty-One Million (51,000,000), consisting of (i) Fifty Million (50,000,000) Common shares, having a par value of $0.01 per share (“Common Shares”), and (ii) One Million (1,000,000) Preferred shares, having a par value of $0.01 per share (“Preferred Shares”).

B. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued Preferred Shares, for the issuance of one or more series of Preferred Shares. Before any shares of any such series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the relative rights and preferences of the shares of each such series, and the qualifications, limitations, or restrictions thereon, including, but not limited to, determination of any of the following:

(i)	the designation of such series, and the number of shares to constitute such series;

(ii)	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

(iii)	the dividends, if any, payable on such series, and at what rates, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(iv)	whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other terms and conditions of such redemption;

(v)	the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vi)	whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii)	whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(viii)	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Shares or shares of stock of any other class or any other series of this class;

(ix)	the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(x)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

C. The relative rights and preferences of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Shares at any time outstanding; provided, that all shares of any one series of Preferred Shares shall be identical in all respects with all other shares of such series. Any of the designations, preferences, limitations, or relative rights, including the voting rights, of any series of shares may be dependent upon facts ascertainable outside the Certificate of Formation, provided that the manner in which such facts operate upon the designations, preferences, and relative rights, including the voting rights, of such series of shares is clearly set forth in the Certificate of Formation. The Board of Directors may increase the number of Preferred Shares designated for any existing series by a resolution adding to such series authorized and unissued Preferred Shares not designated for any other series. The Board of Directors may decrease the number of Preferred Shares designated for any existing series by a resolution subtracting from such series unissued Preferred Shares designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated Preferred Shares.

D. Each holder of Common Shares shall be entitled to one (1) vote for each Common Share held of record on all matters on which shareholders generally are entitled to vote. Subject to applicable law and the rights of the Preferred Shares and any other class or series of stock having a preference as to dividends over the Common Shares then outstanding, dividends may be paid on the Common Shares out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Subject to applicable law, upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Shares and any other class or series of stock having a preference over the Common Shares then outstanding have been paid or declared and set apart for payment, the holders of the Common Shares shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares held by them, respectively.

ARTICLE V

INTERESTED PARTIES

Except as may be otherwise provided in the TBOC, no contract, act or transaction of the Corporation with any corporation, person or persons, firm, trust or association, or any other organization will be affected or invalidated by the fact that any director, officer or shareholder of this Corporation is a party to, or is interested in, such contract, act or transaction, or in any way connected with any such person or persons, firm, trust or association, or is a director, officer or shareholder of, or otherwise interested in, any such other corporation, nor will any duty to pay damages on account to this Corporation be imposed upon such director, officer or shareholder of this Corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or shareholder may be, or may have been, necessary to obligate this Corporation on, or in connection with, such contract, act or transaction, but if such vote, action or presence is, or was, necessary, such interest or connection (other than an interest as a noncontrolling shareholder of any such other corporation) be known or disclosed to the Board of Directors.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE VI

LIABILITY OF DIRECTORS

No director of the Corporation will have any personal liability to the Corporation or its shareholders for monetary damages for any act or omission by the director in the director’s capacity as a director of the Corporation, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for:

A. a breach of the director’s duty of loyalty to the Corporation or its shareholders;

B. an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of the law;

C. a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

D. an act or omission for which the liability of the director is expressly provided for by an applicable statute.

If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article VI shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

WRITTEN CONSENT OF SHAREHOLDERS

Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the action that is the subject of the consent.

ARTICLE VIII

CUMULATIVE VOTING

The right to accumulate votes in the election of directors and/or cumulative voting by any shareholder is hereby expressly denied.

ARTICLE IX

PREEMPTIVE RIGHTS

No shareholder of this Corporation shall, by reason of his holding shares of any class of stock of this Corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class without offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.

ARTICLE X

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is c/o C T Corporation System, 1999 Bryan Street, Suite 900, Dallas TX 75201-3136, and the name of its registered agent at such address is C T Corporation System.

ARTICLE XI

DIRECTORS

A. Powers. The property, business and affairs of the Corporation and all corporate powers shall be managed by the Board of Directors, subject to any limitation imposed by statute, this Second Amended and Restated Certificate of Formation or the Bylaws.

B. Number and Classes of Directors. The number of directors shall be fixed and determined from time to time by resolution of a majority of the full Board of Directors at any annual, regular, or special meeting, provided that any decrease in the number of directors does not shorten the time of any incumbent director. Directors need not be residents of the State of Texas. The number of directors currently constituting the Board of Directors is ten (10).

The directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2015 annual meeting of shareholders, the term of office of the second class to expire at the 2016 annual meeting of shareholders and the term of office of the third class to expire at the 2017 annual meeting of shareholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders, commencing with the 2015 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. The initial division of the Board of Directors following the effective date of this Second Amended and Restated Certificate shall be as follows: the first class shall consist of Aaron P. Graft, Robert Dobrient and Maribess L. Miller; the second class shall consist of Douglas M. Kratz, Richard Davis, Michael P. Rafferty and C. Todd Sparks; and the third class shall consist of Carlos M. Sepulveda, Jr., Charles A. Anderson and Justin N. Trail. The address for each director is 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

C. Resignation. A director may resign at any time on written notice to the Board of Directors or to the Chairman of the Board. A director’s resignation is effective when the notice is delivered unless the notice specifies a later effective date.

D. Election of Directors. Directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.

E. Vacancies and Removal. Subject to applicable law, unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and in the event that there is only one (1) director remaining in office, by such sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall have been duly elected and qualified.

Any director, or the entire Board of Directors, may be removed from office at any time but only for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one (1) or more directors by the provisions of this Second Amended and

Restated Certificate of Formation, only the holders of shares of that class or series shall be entitled to vote for or against the removal of any director elected by the holders of shares of that class or series; and any vacancies in such directorships and any newly created directorships of such class or series to be filled by reason of an increase in the number of such directors may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected, and such directorships shall not in any case be filled by the vote of the remaining directors unless otherwise provided in this Second Amended and Restated Certificate of Formation.

ARTICLE XII

SPECIAL MEETINGS

Special meetings of the shareholders for any purpose or purposes may be called by (a) the Chairman of the Board or (b) a majority of the entire Board of Directors. In addition, a special meeting of the shareholders shall be called at the request in writing of shareholders owning not less than fifty percent (50%) of the issued and outstanding shares of the Corporation entitled to vote at such meeting by the Chairman of the Board or the Secretary. Such request for a special meeting shall state the purpose or purposes of the proposed meeting, which purpose or purposes shall be stated in the notice of the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. Notwithstanding anything set forth in this Second Amended and Restated Certificate of Formation to the contrary, at a special meeting requested by the shareholders of the Corporation, only the Corporation and the shareholders who participated in the written meeting request may propose any item for consideration or nominate directors for election at such meeting.

ARTICLE XIII

AMENDMENT OF BYLAWS

The Board of Directors of the Corporation may alter, amend, or repeal the bylaws of the Corporation or may adopt new bylaws as provided by the TBOC.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Formation to be executed by a duly authorized officer this 7th day of November, 2014.

TRIUMPH BANCORP, INC.

By:	/s/ Aaron P. Graft
Aaron P. Graft
Chief Executive Officer